Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146, 333-163208 and 333-216166 on Form S-8 and Registration Nos. 333-208115 and 333-226341 on Form S-3 of our reports dated September 18, 2018, relating to the consolidated financial statements of EyePoint Pharmaceuticals, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of EyePoint Pharmaceuticals, Inc. for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 18, 2018